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                                                                    EXHIBIT 99.0


November 13, 1998

Republic Bancshares, Inc.
111 2nd Avenue NE, Suite 300
St. Petersburg, FL  33701







Republic Bancshares, Inc.:

We are aware that Republic Bancshares, Inc. has incorporated, by reference in its Registration Statement File No. 333-32151, its Form 10-Q for the quarter ended September 30, 1998, which includes our report dated October 26, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


ARTHUR ANDERSEN LLP